                                                                   EXHIBIT 10.14

DEALER SALE CONTRACT          Conoco Inc.                   CONOCO
                              Gas Products Division
                              Humber Building - 1021
                              P.O. Box 2197                 LP-gas
                              Houston, TX  77252
                              (713) 293-3815

We hereby confirm SALE
to:

Empire Gas Corporation                  DATE:          January 21, 1992
P.O. Box 303                            CONOCO NO.:    30-9026859-0000-A01
Lebanon, MO  65536                      SYSTEM CODE:   35

Attention: Earl Noe                     ACCOUNT CODE:  586

Per conversations between Earl Noe and our Lewis Bradshaw

PRODUCT:  Propane (Stenched) meeting GPA specifications

PRICE:    Conoco Established Price On Date Of Delivery

TERMS OF PAYMENT:   1% 10 Days/Net 11 Days From Date of Invoice

F.O.B. ORIGIN POINT                      DESTINATION
- ---------------------------------------  --------------------------------------
Texas Eastern Pipeline - Coshocton, OH   30-9013694-0000  Various, Illinois
Texas Eastern Pipeline - Greensburg, PA  30-9026840-0000  Various, Indiana
Texas Eastern Pipeline - Todhunter, OH   30-9026859-0000  Various, Ohio
Texas Eastern Pipeline - Princeton, IN   30-9027260-0000  Various, Pennsylvania

FREIGHT:  Origin Collect

METHOD OF TRANSPORTATION:     Common Carrier and/or Customer Truck

TERM OF AGREEMENT: January 21, 1992 through June 30, 1993 and year to year thereafter.

QUANTITY: Subject to the terms and conditions on the reverse hereof, seller agrees to sell and deliver, and buyer agrees to purchase and receive the following volumes of product: (000) Gallons

     MIN    MAX        MIN   MAX       MIN   MAX        MIN    MAX
     ----  ----       ----  ----       ----  ----       ----   ----
JAN  1016  1524  APR   248   372  JUL   112   168  OCT   856   1284
FEB   776  1164  MAY   192   288  AUG   240   360  NOV   832   1248
MAR   512   768  JUN   152   228  SEP   504   756  DEC   960   1440
     ----  ----       ----  ----       ----  ----       ----   ----
Q1   2304  3456  Q2    592   888  Q3    856  1284  Q4   2648   3972

                                  Year Total    6400      9600

REMARKS: CONVERSION OPTION: Empire Gas reserves the right to convert up to 5 million gallons of the above stated volumes to "5 cents down - forward contract volumes". No more than 25,000 barrels per day will be converted without Conoco's prior approval. Upon an Empire conversion request, Conoco will
          (Continued on attached page)

Conoco Inc. invoices should be     Customer invoices, contracts, and
mailed to the following address:   correspondence to be mailed to:

                                        Conoco Inc.
Empire Gas Corporation                  Gas Products Division
P.O. Box 303                            Humber Building - 1021
Lebanon, MO  65536                      P.O. Box 2197
                                        Houston, TX 77252
("Buyer")                               ("Seller")

Subject to terms and conditions on reverse side

Accepted      June 9, 1992              By           /s/ Ben Boldt
         -----------------------------     ------------------------------------
Empire Gas Corporation                  Ben Boldt
- --------------------------------------
                                        Manager - Marketing
By   /s/   Earl Noe
   ------------------------------------

Please sign and return one copy and retain one copy for your files.

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TERMS AND CONDITIONS                                        DEALER SALE CONTRACT

1. SPECIFICATIONS. All Products delivered hereunder will conform to applicable NGPA and individual pipeline specifications in effect at time of delivery unless mutually agreed otherwise and specified elsewhere in this Agreement. Seller guarantees specifications at delivery point.

2. MEASUREMENT. Quantities of Products delivered will be determined in tank cars or trucks at delivery point by means of slip tube, rotary gauge, or other mutually acceptable gauging method or device. Volumes of LP-gas Products will be corrected for temperature to 80DEG.F using "Standard Factors for Volume Correction and Specific Gravity Conversion of Liquified Petroleum Gases and Volatile Gasolines," NGPA Publication No. 2142-57 or latest revision thereof. Volumes of Natural Gasoline will be corrected for temperatures to 60DEG.F, using ASTM-IP Petroleum Measurement Tables, American Addition, ASTM designation D 1250, abridged Table No. 7. A barrel will consist of 42 U.S. gallons, and a gallon will contain 231 cubic inches.

3. DELIVERIES. Seller's tank cars must be unloaded and returned to railroad within the 48-hour period beginning at 7 a.m. on the day following notice of arrival at destination. Demurrage charges at destination will be borne by Buyer. Seller's tank cars and transport trucks will not be diverted except with written consent from Seller. If delivery is made by Seller, in Seller-owned equipment, there will be added to the invoice a separate freight charge equal to the lowest published applicable transportation charge, as determined by Seller, from Supplier's terminal to Buyer's destination(s).

4. TITLE. Seller represents that it has title to the Products delivered and has the right to deliver same. Title to Products delivered will pass to Buyer upon completion of loading the same into tank trucks and/or tank cars furnished by Buyer, upon delivery of Products in a tank car to carrier, upon delivery thereof in a tank truck or tank car furnished by Seller alongside Buyer's storage facilities at destination, or as stipulated on the face hereof, as the case may be. Thereafter, Buyer will bear all risk of and be solely liable for any loss or damage caused by or attributable to said Products, or to their transportation, care, handling, resale, or use. Title to Products delivered via pipeline will pass to Buyer at the FOB point.

5. TAXES. In addition to the delivered price, Buyer will pay all applicable federal, state, and local sales or other excise taxes required to be paid or collected by Seller by reason of the manufacture, sale, or delivery of Products. Buyer agrees to furnish Seller with satisfactory tax exemption certificate where exemption from applicable taxes is claimed.

6. PAYMENT REQUIREMENTS. Payment for all Product delivered under this Agreement will be paid to Seller at the place of payment designated on the invoice. Invoices not paid pursuant to the "Terms of Payment section on the face of this Agreement will be considered delinquent. Seller may charge interest at the lesser of the maximum legal interest or 18 percent per annum on all unpaid amounts on any delinquent accounts. Cash discounts, if any, will not apply to freight charges prepaid by Seller.

7. CREDIT. If Buyer's credit becomes impaired or unsatisfactory to Seller or if Buyer fails to make any payment due to Seller or if Buyer defaults in performance of any of Buyer's obligations hereunder, Seller may, at its discretion and without prejudice to its other legal remedies, suspend deliveries to Buyer, or cancel this Agreement or ship hereunder only on a COD or other basis satisfactory to Seller. In event of suspension of deliveries, Seller reserves the right to adjust scheduled volumes.

8. MALODORANT. Unless otherwise expressly directed in writing or on the face hereof, LPG Products delivered will contain malodorant at the rate of 1 1/2 pounds of ethyl mercaptan, or its equivalent, per 10,000 gallons; the kind and quantity of malodorant added will be indicated on the bill of lading or the invoice relating to each delivery.

9. CLAIMS. Seller will have no liability to Buyer for any defect in quality or shortage in quantity of Products sold and delivered hereunder, unless Buyer gives Seller notice of Buyer's claim by telegraph and Seller is given an opportunity to inspect the Products in question prior to unloading or, in case of any latent defect in quality, Buyer gives Seller notice thereof within 48 hours after Buyer's discovery of such defect. Seller will have no liability for any defect in any Product which has been commingled in any way with a similar Product obtained elsewhere or with a different Product, regardless of where obtained. Every notice of claim will set forth fully the facts upon which the claim is based. It is agreed that any claim of any kind by Buyer based upon or arising out of this Agreement or otherwise will be barred unless asserted by Buyer by the commencement of an action within 12 months after the delivery of the Product or other event, action, or inaction to which such claim relates, provided, however, Seller will not be liable for prospective profits or special, indirect, or consequential damages. This provision will survive any termination of this Agreement, however arising.

10. PURCHASE REQUIREMENT. If maximum, minimum volumes are specified on the face of this Agreement, then Buyer will use its best effort to purchase and accept delivery of the scheduled volumes indicated on the face of the Agreement each month as scheduled. Buyer will not exceed the specified maximum volumes during any month without prior consent of Seller. Buyer may order and take delivery of volumes less than the scheduled minimum volumes during any month, provided, however, that Buyer must purchase and accept delivery of the minimum cumulative volumes for each calendar quarter. Should Buyer fail to purchase and accept delivery of the minimum cumulative volumes for any calendar quarter, Seller may at its option cancel this Agreement, except as provided for in paragraph 13.

11. TRADEMARK AND TRADE NAME. If Conoco is the Seller hereunder, Conoco hereby grants Buyer, during the term of this Agreement, the right and license to use and display, in a manner specified by Conoco, and at Buyer's expense, Conoco's trademarks, trade name, advertising, and other indicia of Conoco in the advertisement, sale, or distribution of the Product, provided, however, that the right and license hereby granted will terminate when this Agreement ceases to be in force and effect or may be cancelled at any time upon 30 days' prior written notice from Conoco to Buyer. Upon the effective date of such notice or upon the termination of such right and license, Buyer will forthwith remove such trademark, trade name, advertising, and the indicia from Buyer's Delivery Points, other places of business, and equipment. At no time will Buyer apply Conoco's trademark, trade name, advertising, or other indicia to any Product other than Products sold and purchased under this Agreement.

12. SET-OFF. In the event Buyer fails to make timely payment of any monies due and owing to Seller, Seller may offset any deliveries or payments due under this or any other agreement between the parties.

13. FORCE MAJEURE. Neither party will be liable to the other for any delay or failure in performance under this Agreement other than the obligation to make payments in the event and to the extent that such delay or failure in performance is caused or prevent by any cause reasonably beyond its control, including, but not limited to, acts of God, perils of navigation, public enemies, war, riots, insurrection, acts or orders of governmental authorities, fire, flood, explosion, accident, strike, or other difference with workmen, embargo, inability to obtain fuel, power, labor, transportation facilities, or raw materials upon which their performance of this Agreement is dependent, accident, breakage of machinery or apparatus, or national defense requirements, provided; however, that performance will be resumed with a reasonable time after such cause has been removed and provided, further, that neither party will be required to settle any labor dispute against its will. Any deliveries suspended as a result of this paragraph 13 will be cancelled without prejudice or penalty, but this Agreement will otherwise remain unaffected. If, because of any of the foregoing circumstances, Seller is unable to supply its requirements for and its contractual obligations for one or more of the Products, then Seller will allocate the available supply of such Product among its contract customers and itself on an equitable pro rata basis. In the event Seller, during a period of allocation pursuant to the provisions of this paragraph 13, delivers to Buyer a quantity of product less than the minimum quantity Buyer is required to purchase during such period as provided on the face of this Agreement, then neither Seller nor Buyer will have any obligation to sell or purchase the difference between the amount so delivered and such minimum quantity during such period.

14. MISCELLANEOUS. (a) Except as provided for in paragraph 13, should either party fail to comply with any of the terms and conditions of this Agreement, the other party, by notice in writing, may request the noncomplying party to correct such noncompliance within 10 days from the date of such notice. If such noncompliance is not corrected before the expiration of said 10-day period, the other party, at its option, may terminate this Agreement forthwith, but failure of either party to notify the other party of such noncompliance will not be regarded, in the event of any future similar noncompliance, as a waiver of the right to terminate this Agreement in accordance with the foregoing provision.

     (b) This Agreement sets forth the entire agreement between parties respecting the sale and purchase of the Products, but neither it nor any amendment will be binding upon either party until it is executed by both parties.

     (c) This Agreement will inure to the benefit of and be binding upon the parties, their heirs, personal representatives, successors, and assigns, but no assignment of all or any portion of this Agreement by Buyer will be valid without the written consent of Seller.

     (d) This Agreement is subject to and may be overridden by all applicable federal, state, and local laws, rules, regulations, and orders. Invoices must bear a certification that these Products were produced and handled in compliance with applicable requirements of the Fair Labor Standards Act, as amended, and the regulations and orders of the U.S. Labor Department issued pursuant thereto.

     (e) Unless otherwise provided for herein, all notices will be in writing and considered given when deposited in the United States mail, postage prepaid, addressed to the appropriate party at the address shown above.

     (f) Seller will indemnify, defend, and hold Buyer harmless from the acts or omissions of Seller, and Buyer will indemnify, defend, and hold Seller harmless from the acts or omissions of Buyer.

15. AUDIT. No commissions or fees will be paid nor any payments or rebates be made to any employee or officer of Conoco, nor will anyone favor any employee or officer of Conoco with gifts or entertainment of significant cost or value, or enter into any business arrangements with any employees or officers of Conoco other than as representatives of Conoco.

     The parties hereto will maintain a true and correct set of records pertaining to this Agreement and all transactions related thereto and will retain such records for a period of 2 years after termination of this Agreement. Prior to the expiration of such 2-year period, either party will have access to all of such records and information, including all books, papers, documents, agreements, and any other information that may have any bearing on or pertain to this Agreement or any business conducted between the parties, and either party will have the right to audit all such records and information at reasonable times and places during normal working hours. The parties hereto will also have the right to obtain statements from any personnel of the other party in order to conduct or complete such audit. The other party will cooperate fully in any such audit. All audits will be conducted in accordance with generally accepted auditing standards.

16. WARNING. The Material Safety Data Sheets and labels for Products delivered hereunder contain formation regarding health risks and recommendations for the safe use and handling of such Products. Buyer acknowledges and represents that it has read and understands the Material Safety Data Sheets, the labels, or warnings regarding such Products. Buyer will exercise the degree of care necessary to protect all persons and property from all hazards disclosed in such Material Safety Data Sheets, labels, or warnings. Buyers obligations in this regard will include but not be limited to (1) warning the employees of Buyer and its affiliates who may become exposed to such Products or their hazards; (2) taking measures to assure that such employees have appropriate safety equipment which is adequately maintained and properly used and that all precautions contained in Material Safety Data Sheets, labels, and other warnings are followed; and (3) warning third parties, including but not limited to Buyer's customers, who may use or be exposed to such Products of their hazards, and requiring that the precautions contained in such Material Safety Data Sheets, labels, and other warnings are followed. If Buyer does not so protect all persons and property from all hazards disclosed in such Material Safety Data Sheets, labels, or warnings, Buyer will indemnify and hold Seller harmless from any claims, causes of action, liabilities, losses, or expenses on account of injury or death of persons and/or damage to property arising directly or indirectly out of Buyer's failure to fulfill its obligations under this paragraph 16.

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CONTRACT ATTACHMENT           30-9026859-0000-A01                        Page 2
January 21, 1992


     offer a quote based on current market conditions and the following formulae:

     Conversion Dates                   Mt. Belvieu Current spot plus
                                        Princeton's Winter T&T plus 1.85
                                        CPG plus

     January 21 - April 30, 1992         1.25 CPG
     May 1      - July 31, 1992          1.00 CPG
     August 1   - October 31, 1992       0.75 CPG

     Additionally, deliveries to Todhunter, Coshocton and Greensburg will also be billed the incremental winter tariff for delivery beyond Princeton.

     Empire reserves the right to determine which terminals the converted volumes will be pulled.

     No vintaging of conversion volumes will occur. Instead, a new weighted average conversion price will be calculated as additional volumes are converted.

     The down payment of 5.00 CPG will be due within ten days from date of invoice. The balance will be invoiced in accordance with the above schedule as the product is delivered to Empire, but in no event later than March 31, 1993. Balances will be due net, upon receipt of invoice.

     This section shall be updated in 1993, prior to converting volumes for the 1993/1994 heating season.